Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIDGELINE DIGITAL, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Bridgeline Digital, Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:	This Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”).

SECOND:

The Board of Directors of the Corporation, acting in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable, as follows:

RESOLVED:

That Article FOURTH, Section 4.1 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended to date, be and hereby is further amended by deleting the first paragraph thereof and inserting in its place the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is Two Billion, Five Hundred and One Million (2,501,000,000), of which Two Billion, Five Hundred Million (2,500,000,000) shares shall be Common Stock, having a par value of $0.001 per share, and of which One Million (1,000,000) shares shall be Preferred Stock, having a par value of $0.001 per share.

THIRD:

The foregoing amendment was submitted to the stockholders of the Corporation for their approval at a special meeting of stockholders held on April 26, 2019, and was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall be effective as of 5:00 Eastern time, on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 26th day of April, 2019.

BRIDGELINE DIGITAL, INC.

By:	/s/ Roger Kahm
Name: Roger Kahn
Title: President and Chief Executive Officer